Exhibit 99.1

Investors

Louis Alterman

404-748-7650

678-472-3252

altermanlo@corp.earthlink.net

Media

Michele Sadwick

404-748-7255

404-769-8421

sadwick@corp.earthlink.net

EARTHLINK ANNOUNCES SECOND QUARTER 2010 RESULTS

Raises Full Year Guidance

ATLANTA — July 27, 2010 — EarthLink, Inc. (NASDAQ: ELNK) today announced financial results for its second quarter ended June 30, 2010.  Highlights of today’s announcement include:

•                  Net income of $28.0 million or $0.26 per share

•                  Adjusted EBITDA (a non-GAAP measure) of $56.7 million

•                  Free cash flow (a non-GAAP measure) of $54.0 million

•                  Ending cash and marketable securities balance of $740.1 million

•                  Raised full year 2010 Adjusted EBITDA (a non-GAAP measure) guidance to $205 million to $211 million

•                  Dividend payments totaling $17.3 million and stock repurchases totaling $0.9 million in the quarter

“Today we announced results that once again exceeded expectations and reflect positive momentum in our business. We are pleased with the improvements in customer retention and tenure and the resulting favorable impacts on cost structure and profitability. As a result of these favorable trends, we also announced that we have once again increased full-year guidance,” explained EarthLink Chairman and Chief Executive Officer Rolla P. Huff.  “In addition, we began to see sales traction in our New Edge business from multi-location business customers as the economy is showing signs of recovery. We believe that the strength of our balance sheet continues to provide us with a range of strategic alternatives.”

Financial and Operating Results

EarthLink reported revenue of $153.0 million for the second quarter of 2010, declining 3 percent from the first quarter of 2010 and 18 percent from the second quarter of 2009. The company’s revenue mix continued to shift towards broadband as 60 percent of EarthLink’s revenue in the second quarter of 2010 was comprised of broadband, up from 56 percent in the year-ago quarter.

In the second quarter of 2010, 88 percent of EarthLink’s consumer narrowband and DSL customers had two or more years of tenure with the company and 50 percent had five or more years of tenure, up from 76 percent and 36 percent, respectively, in the year-ago quarter. The continual increase in EarthLink’s customer tenure was the primary driver behind ongoing improvements in monthly subscriber churn. In the second quarter of 2010, EarthLink reported churn of 2.9 percent, an improvement from 3.1 percent in the first quarter of 2010 and from 3.6 percent churn in the year-ago quarter.  EarthLink’s subscriber losses continued to attenuate with second quarter 2010 net subscriber losses of 109,000, as compared to net subscriber losses of 118,000 in the first quarter of 2010 and 149,000 in the year-ago quarter.

The benefits of increasing customer tenure extend to the company’s cost structure, which was also positively impacted by new technology rollouts, product simplifications and customer support process improvements. EarthLink’s total sales and marketing, operations, customer support, and general and administrative expenses were $43.3 million for the second quarter of 2010, a 5 percent reduction from the first quarter of 2010 and a 21 percent reduction from expenses in the year-ago quarter.

Profitability and Other Financial Measures

For the second quarter of 2010, EarthLink’s net income was $28.0 million, or $0.26 per share, as compared to net income of $26.7 million, or $0.25 per share in the first quarter of 2010 and $31.5 million, or $0.29 per share, in the year-ago quarter.

Multiple business improvements including those in customer churn, network management and value-added services revenue contributed to $56.7 million in Adjusted EBITDA (a non-GAAP measure, see definition in “Non-GAAP Measures” below) in the second quarter of 2010. EarthLink’s Adjusted EBITDA was $57.3 million in the first quarter of 2010 and $68.5 million in the second quarter of 2009.

Balance Sheet and Cash Flow

EarthLink generated free cash flow (a non-GAAP measure, see definition in “Non-GAAP Measures” below) of $54.0 million during the second quarter of 2010, compared to $54.2 million in the first quarter of 2010 and $66.6 million in the second quarter of 2009.

Capital expenditures for the company were $2.7 million in the second quarter of 2010. EarthLink made $17.3 million of dividend payments in the quarter and repurchased 0.1 million shares of common stock for $0.85 million. EarthLink ended the second quarter of 2010 with $740.1 million in cash and marketable securities.

Business Outlook

The following statements are forward-looking, and actual results may differ materially.  See comments under “Cautionary Information Regarding Forward-Looking Statements” below.  EarthLink undertakes no obligation to update these statements.

Today EarthLink increased its guidance for the full year 2010. Management now expects 2010 Adjusted EBITDA of $205 million to $211 million; free cash flow of $191 million to $201 million, based upon the aforementioned Adjusted EBITDA guidance combined with $10 million to $14 million in estimated capital expenditures; and net income of $91 million to $97 million for the full year 2010.

Non-GAAP Measures

Adjusted EBITDA is defined as net income before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation expense, gain (loss) on investments, net, impairment of goodwill and intangible assets, and facility exit and restructuring costs.

Free cash flow is defined as net income before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation expense,  gain (loss) on investments, net, impairment of goodwill and intangible assets, and facility exit and restructuring costs, less cash used for purchases of property and equipment and purchases of subscriber bases.

Adjusted EBITDA and free cash flow are non-GAAP financial performance measures.  They should not be considered in isolation or as an alternative to measures determined in accordance with U.S. generally accepted accounting principles.  Please refer to the Consolidated Financial Highlights for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with U.S. generally accepted accounting principles and Footnote 2 of the Consolidated Financial Highlights for a discussion of the presentation, comparability and use of such financial performance measures.

Conference Call for Analysts and Investors

Conference Call Details

Tuesday, July 27, 2010, at 8:30 a.m. ET hosted by EarthLink’s Chairman and Chief Executive Officer, Rolla P. Huff and Chief Financial Officer, Bradley A. Ferguson.

U.S. and Canada Dial-in Number       800-706-0730

International Dial-in Number              706-634-5173

Participants reference the EarthLink call and dial in 10 minutes prior to scheduled start time.

Webcast

A live Webcast of the conference call will be available at:  http://ir.earthlink.net/index.cfm

Replay

Replay available from 11:30 a.m. ET on July 27 through midnight on August 3.

Dial 800-642-1687 from US and Canada, International callers dial 706-645-9291.

The replay confirmation code is 86028688.

The Webcast will be archived on the company’s website at: http://ir.earthlink.net/events.cfm

About EarthLink

“EarthLink. We revolve around you™.” A leading Internet service provider, Atlanta-based EarthLink has earned an award-winning reputation for outstanding customer service and its suite of online products and services. EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal online intrusions and customizable features. Whether it’s dial up, high speed, voice, web hosting or “EarthLink Extras” like home networking or security, EarthLink connects people to the power and possibilities of the Internet. Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink’s website at www.EarthLink.net.

Cautionary Information Regarding Forward-Looking Statements

This press release includes “forward-looking” statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. We disclaim any obligation to update any forward-looking statements contained herein, except as may be required pursuant to applicable law. With respect to forward-looking statements in this press release, the company seeks the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, (1) that the continued decline of our consumer access subscribers, combined with the change in mix of our consumer access subscriber base from narrowband to broadband, will adversely affect our results of operations; (2) that we will have less ability in the future to implement cost reduction initiatives to offset our revenue declines, which will adversely affect our results of operations; (3) that we face significant competition which could reduce our profitability; (4) that adverse economic conditions may harm our business; (5) that we may not be able to execute our business strategy for our Business Services segment, which could adversely impact our results of operations and cash flows; (6) that our commercial and alliance arrangements may not be renewed or may not generate expected benefits, which could adversely affect our results of operations; (7) that our business is dependent on the availability of third-party telecommunications service providers; (8) that we may be unable to retain sufficient qualified personnel, particularly in light of recent workforce and cost reduction initiatives and in a recovering economy, and the loss of any of our key executive officers could adversely affect us; (9) that we may be unsuccessful in making and integrating acquisitions into our business, which could result in operating difficulties, losses and other adverse consequences; (10) that if we do not continue to innovate and provide products and services that are useful to subscribers, we may not remain competitive, and our revenues and operating results could suffer; (11) that our business may suffer if third parties used for customer service and technical support and certain billing services are unable to provide these services or terminate their relationships with us; (12) that interruption or failure of our network and information systems and other technologies could impair our ability to provide our services, which could damage our reputation and harm our operating results; (13) that government regulations could adversely affect our business or force us to change our business practices; (14) that privacy concerns relating to our business could damage our reputation and deter current and potential users from using our services;  (15) that we may not be able to protect our intellectual property; (16) that we may be accused of infringing upon the intellectual property rights of third parties, which is costly to defend and could limit our ability to use certain technologies in the future; (17) that if we are unable to successfully defend against legal actions we could face substantial liabilities; (18) that our business depends on effective business support systems, processes and personnel; (19) that as a result of our continuing review of our business, we may have to undertake further restructuring plans that would require additional charges, including incurring facility exit and restructuring charges; (20) that we may be required to recognize additional impairment charges on our goodwill and intangible assets, which would adversely affect our results of operations and financial position; (21) that we may have exposure to greater than anticipated tax liabilities and the use of our net operating losses and certain other tax attributes could be limited in the future; (22) that we may change our cash return strategy; (23) that our stock price may be volatile; (24) that our indebtedness could adversely affect our financial health and limit our ability to react to changes in our industry; and (25) that provisions of our second restated certificate of incorporation, amended and restated bylaws and other elements of our capital structure could limit our share price and delay a change of management. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2009.

EARTHLINK, INC.

Unaudited Condensed Consolidated Statements Of Operations

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010
Revenues:
Access and service	$166,918	$137,748	$345,616	$279,085
Value-added services	18,679	15,259	39,044	31,180
Total revenues	185,597	153,007	384,660	310,265

Operating costs and expenses:
Cost of revenues	69,270	58,018	144,835	118,832
Sales and marketing	14,543	11,623	31,565	22,924
Operations and customer support	23,940	18,930	51,686	38,587
General and administrative	16,409	12,742	35,031	27,116
Amortization of intangible assets	2,038	1,232	4,185	2,496
Facility exit and restructuring costs (1)	4,927	(89)	5,415	1,346
Total operating costs and expenses	131,127	102,456	272,717	211,301

Income from operations	54,470	50,551	111,943	98,964
Gain on investments, net	11	154	270	572
Interest expense and other, net	(5,100)	(5,483)	(9,391)	(10,775)
Income before income taxes	49,381	45,222	102,822	88,761
Income tax provision	(17,896)	(17,182)	(38,840)	(33,974)
Net income	$31,485	$28,040	$63,982	$54,787

Net income per share
Basic	$0.30	$0.26	$0.60	$0.51
Diluted	$0.29	$0.26	$0.59	$0.50

Weighted average common shares outstanding
Basic	105,908	108,053	106,976	107,840
Diluted	107,080	108,888	108,110	108,685

EARTHLINK, INC.

Reconciliation of Net Income to Adjusted EBITDA (2)

(in thousands)

	Three Months Ended
	June 30,	March 31,	June 30,
	2009	2010	2010

Net income	$31,485	$26,747	$28,040
Income tax provision	17,896	16,792	17,182
Depreciation and amortization	6,069	4,748	4,577
Stock-based compensation expense	3,026	2,667	1,707
Gain on investments, net	(11)	(418)	(154)
Interest expense and other, net	5,100	5,292	5,483
Facility exit and restructuring costs (1)	4,927	1,435	(89)
Adjusted EBITDA (2)	$68,492	$57,263	$56,746

Depreciation - cost of revenues	$1,996	$1,934	$1,889
Depreciation - other	2,035	1,550	1,456
Amortization of intangible assets	2,038	1,264	1,232
Depreciation and amortization	$6,069	$4,748	$4,577

EARTHLINK, INC.

Reconciliation of Net Income to Free Cash Flow (2)

(in thousands)

	Three Months Ended
	June 30,	March 31,	June 30,
	2009	2010	2010

Net income	$31,485	$26,747	$28,040
Income tax provision	17,896	16,792	17,182
Depreciation and amortization	6,069	4,748	4,577
Stock-based compensation expense	3,026	2,667	1,707
Gain on investments, net	(11)	(418)	(154)
Interest expense and other, net	5,100	5,292	5,483
Facility exit and restructuring costs (1)	4,927	1,435	(89)
Purchases of property and equipment	(1,927)	(3,072)	(2,711)
Free cash flow (2)	$66,565	$54,191	$54,035

EARTHLINK, INC.

Reconciliation of Guidance Provided in Non-GAAP Measures (2)

(in millions)

Year
Ending
December 31,
2010
Net income	$91 - $97
Income tax provision	61
Depreciation	14
Amortization of intangible assets	4
Stock-based compensation expense	12
Interest expense and other, net	21
Facility exit and restructuring costs (1)	2
Adjusted EBITDA (2)	$205 - $211

Year
Ending
December 31,
2010
Net income	$91 - $97
Income tax provision	61
Depreciation	14
Amortization of intangible assets	4
Stock-based compensation expense	12
Interest expense and other, net	21
Facility exit and restructuring costs (1)	2
Purchases of property and equipment	(14) - (10)
Free cash flow (2)	$191 - $201

EARTHLINK, INC.

Supplemental Financial Data and Key Operating Metrics

	June 30,	December 31,	March 31,	June 30,
	2009	2009	2010	2010
	(in thousands)
Balance Sheet Data
Cash and marketable securities	$610,349	$695,961	$707,777	$740,100
Convertible Senior Notes (3)	258,750	258,750	255,791	255,791
Stockholders’ equity	539,809	734,024	745,241	757,899

Employee Data
Number of employees at end of period (4)	693	623	600	576

	June 30,	December 31,	March 31,	June 30,
	2009	2009	2010	2010
Subscriber Data (5)
Consumer services
Narrowband access subscribers (6)	1,456,000	1,225,000	1,134,000	1,060,000
Broadband access subscribers (7)	845,000	804,000	781,000	748,000
Total consumer subscribers	2,301,000	2,029,000	1,915,000	1,808,000

Business services
Narrowband access subscribers	11,000	8,000	8,000	8,000
Broadband access subscribers	56,000	54,000	52,000	53,000
Web hosting accounts	81,000	75,000	73,000	70,000
Total business subscribers	148,000	137,000	133,000	131,000

Total subscribers at end of period	2,449,000	2,166,000	2,048,000	1,939,000

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010
Subscriber Activity
Subscribers at beginning of period	2,598,000	2,048,000	2,806,000	2,166,000
Gross organic subscriber additions	120,000	66,000	236,000	143,000
Adjustment (8)	—	—	(7,000)	—
Churn	(269,000)	(175,000)	(586,000)	(370,000)
Subscribers at end of period	2,449,000	1,939,000	2,449,000	1,939,000

Churn Rate (9)	3.6%	2.9%	3.8%	3.0%

Consumer Data
Average subscribers (10)	2,371,000	1,859,000	2,457,000	1,915,000
ARPU (11)	$20.75	$21.57	$20.84	$21.23
Churn rate (9)	3.6%	3.0%	3.8%	3.1%

Business Data
Average subscribers (10)	152,000	132,000	156,000	133,000
ARPU (11)	$83.32	$82.71	$82.80	$82.95
Churn rate (9)	2.7%	1.9%	2.9%	1.9%

EARTHLINK, INC.

Supplemental Schedule of Segment Information (12)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010
Consumer Services
Revenues
Access and service	$129,479	$105,552	$269,269	$213,750
Value-added services	18,127	14,753	37,899	30,119
Total revenues	147,606	120,305	307,168	243,869
Cost of revenues	47,345	37,507	99,679	77,968
Gross margin	100,261	82,798	207,489	165,901
Segment operating expenses	33,372	23,248	70,578	47,213
Segment income from operations	$66,889	$59,550	$136,911	$118,688

Business Services
Revenues
Access and service	$37,439	$32,196	$76,347	$65,335
Value-added services	552	506	1,145	1,061
Total revenues	37,991	32,702	77,492	66,396
Cost of revenues	21,925	20,511	45,156	40,864
Gross margin	16,066	12,191	32,336	25,532
Segment operating expenses	9,823	10,449	21,082	20,390
Segment income from operations	$6,243	$1,742	$11,254	$5,142

Consolidated
Revenues
Access and service	$166,918	$137,748	$345,616	$279,085
Value-added services	18,679	15,259	39,044	31,180
Total revenues	185,597	153,007	384,660	310,265
Cost of revenues	69,270	58,018	144,835	118,832
Gross margin	116,327	94,989	239,825	191,433
Direct segment operating expenses	43,195	33,697	91,660	67,603
Segment income from operations	73,132	61,292	148,165	123,830
Stock-based compensation expense	3,026	1,707	7,416	4,374
Amortization of intangible assets	2,038	1,232	4,185	2,496
Facility exit and restructuring costs (1)	4,927	(89)	5,415	1,346
Other operating expenses	8,671	7,891	19,206	16,650
Income from operations	$54,470	$50,551	$111,943	$98,964

EARTHLINK, INC.

Footnotes to Consolidated Financial Highlights

(1)          In August 2007, EarthLink adopted a restructuring plan (the “2007 Plan”) to reduce costs and improve the efficiency of the Company’s operations. The 2007 Plan was the result of a comprehensive review of operations within and across the Company’s functions and businesses. Under the 2007 Plan, the Company reduced its workforce by approximately 900 employees, closed office facilities in Orlando, Florida; Knoxville, Tennessee; Harrisburg, Pennsylvania; and San Francisco, California and consolidated its office facilities in Atlanta, Georgia and Pasadena, California. The 2007 Plan was primarily implemented during 2007 and 2008. However, since management continues to evaluate EarthLink’s businesses, there have been and may continue to be supplemental provisions for new plan initiatives as well as changes in estimates to amounts previously recorded.

(2)          Adjusted EBITDA is defined as net income before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation, gain (loss) on investments, net, impairment of goodwill and intangible assets, and facility exit and restructuring costs. Free cash flow is defined as net income before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation, gain (loss) on investments, net, impairment of goodwill and intangible assets, and facility exit and restructuring costs, less purchases cash used for of property and equipment and purchases of subscriber bases.

Adjusted EBITDA and free cash flow are non-GAAP measures and are not determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are not indicative of cash provided or used by operating activities and may differ from comparable information provided by other companies, and they should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are commonly used in the industry and are presented because EarthLink believes they provide relevant and useful information to investors. EarthLink utilizes these financial performance measures to assess its ability to meet future capital expenditures and working capital requirements. EarthLink also uses these financial performance measures to evaluate the performance of its business, for budget planning purposes and as factors in its employee compensation programs.

(3)          The principal amount of the Convertible Senior Notes was $258.8 million, $258.8 million, $255.8 million and $255.8 million as of June 30, 2009, December 31, 2009, March 31, 2010 and June 30, 2010, respectively. The unamortized discount was $32.9 million, $26.5 million, $22.9 million and $19.6 million as of June 30, 2009, December 31, 2009, March 31, 2010 and June 30, 2010, respectively. The net carrying value was $225.8 million, $232.2 million, $232.8 million and $236.2 million as of June 30, 2009, December 31, 2009, March 31, 2010 and June 30, 2010, respectively.

(4)          Represents full-time equivalents.

(5)          Subscriber counts do not include nonpaying customers. Customers receiving service under promotional programs that include periods of free service at inception are not included in subscriber counts until they become paying customers.

(6)          Narrowband access subscribers include customers who subscribe to our premium and value priced dial-up Internet access services and customers who subscribe to our premium email only service.

(7)          Paying customers who subscribe to EarthLink DSL and Home Phone service are counted as both a broadband subscriber and a voice subscriber.

(8)          During the six months ended June 30, 2009, EarthLink removed approximately 7,000 satellite subscribers from its broadband subscriber count and total subscriber count as a result of the sale of these subscriber accounts.

(9)          Churn rate is used to measure the rate at which subscribers discontinue service on a voluntary or involuntary basis.  Churn rate is computed by dividing the average monthly number of subscribers that discontinued service during the period by the average subscribers for the period.

(10)    Average subscribers for the three month periods is calculated by averaging the ending monthly subscribers or accounts for the four months preceding and including the end of the quarterly period. Average subscribers for the six month periods is calculated by averaging the ending monthly subscribers or accounts for the seven months preceding and including the end of the period.

(11)    ARPU represents the average monthly revenue per user (subscriber). ARPU is computed by dividing average monthly revenue for the period by the average number of subscribers for the period. Average monthly revenue used to calculate ARPU includes recurring service revenue as well as nonrecurring revenues associated with equipment and other one-time charges associated with initiating or discontinuing services.

(12)    The Company reports segment information along the same lines that its chief executive officer reviews its operating results in assessing performance and allocating resources. The Company operates two reportable segments, Consumer Services and Business Services. The Company’s Consumer Services segment provides Internet access services and related value-added services to individual customers. These services include dial-up and high-speed Internet access and voice-over-Internet protocol services, among others. The Company’s Business Services segment provides integrated communications services and related value-added services to businesses and communications carriers. These services include managed IP-based wide area networks, dedicated Internet access and web hosting, among others.

EarthLink evaluates performance of its operating segments based on segment income from operations. Segment income from operations includes revenues from external customers, related cost of revenues and operating expenses directly attributable to the segment, which include expenses over which segment managers have direct discretionary control, such as advertising and marketing programs, customer support expenses, site operations expenses, product development expenses, certain technology and facilities expenses, billing operation and provisions for doubtful accounts. Segment income from operations excludes other income and expense items and certain expenses that segment managers do not have discretionary control over. Costs excluded from segment income from operations include various corporate expenses (consisting of certain costs such as corporate management, human resources, finance and legal), amortization of intangible assets, stock-based compensation expense, impairment of goodwill and intangible assets and facility exit and restructuring costs, as they are not evaluated in the measurement of segment performance.